UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 2)*


                             THE VALSPAR CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    920355104
               ---------------------------------------------------
                                 (CUSIP Number)

                                December 31, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [X]  Rule 13d-1(b)

     [ ]  Rule 13d-1(c)

     [ ]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))
                                Page 1 of 3 Pages

-----------------------
CUSIP No. 920355104
-----------------------


================================================================================
  1      NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Resource Trust Company - 41-1250535
--------------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)  [ ]
         (SEE INSTRUCTIONS)                                    (b)  [X]


--------------------------------------------------------------------------------
  3      SEC USE ONLY

--------------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION

         Minnesota
--------------------------------------------------------------------------------
                    5      SOLE VOTING POWER

  NUMBER OF                3,299,743
                    ------------------------------------------------------------
   SHARES           6      SHARED VOTING POWER

 BENEFICIALLY              -0-

   OWNED BY         ------------------------------------------------------------
                    7      SOLE DISPOSITIVE POWER
    EACH
                           723,063
  REPORTING
                    ------------------------------------------------------------
   PERSON           8      SHARED DISPOSITIVE POWER

    WITH                   2,576,680

--------------------------------------------------------------------------------
  9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         3,299,743
--------------------------------------------------------------------------------
 10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES        [ ]
         CERTAIN SHARES (SEE INSTRUCTIONS)

         Not Applicable
--------------------------------------------------------------------------------
 11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         7.7%*
--------------------------------------------------------------------------------
 12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         BK
================================================================================


____________________
* Based upon an aggregate of 42,973,685 shares outstanding as of December 31, 1999.


                                Page 2 of 3 Pages

-----------------------
CUSIP No. 920355104
-----------------------

               This Amendment No. 2 to the undersigned's Schedule 13G, which was originally filed on February 17, 1998 (the "Schedule 13G") with regard to The Valspar Corporation (the "Issuer") is being filed to amend Item 4 of the
Schedule 13G. Except as expressly stated herein, there have been no material changes in the information set forth in the Schedule 13G.


     Item 4.        Ownership
     -------        ---------

                    (a)  Amount Beneficially Owned: 3,299,743

                    (b)  Percent of Class: 7.7%

                    (c)  Number of shares as to which such person has:

                        (i)  sole power to vote or to direct the vote: 3,299,743

                        (ii) shared power to vote or to direct the vote: -0-

                        (iii)sole power to dispose or to direct the disposition
                               of:  723,063

                        (iv) shared  power to dispose  or to direct the
                               disposition of:  2,576,680





                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 10, 2000.

RESOURCE TRUST CORPORATION



By: /s/ John A. Clymer
    --------------------------------------
    John A. Clymer





                                Page 3 of 3 Pages